2009 Chyron Corporation Salary Deferral Plan

for Highly Compensated Employees

1. Purpose.  Chyron Corporation (the "Company") establishes this 2009 Chyron Corporation Salary Deferral Plan for Highly Compensated Employees (the "Plan"), effective as of December 16, 2008 (the "Effective Date"), to allow eligible employees of the Company to defer a portion of their base salary and receive bonus payments on such base salary deferrals in accordance with the terms described below. This Plan is intended to be unfunded.

2. Eligibility for Participation.  Employees of the Company are eligible to participate if they will earn at least $100,000 in base salary from the Company during the 2009 calendar year. Eligible employees are not required to participate in the Plan.

3. Commencement of Participation.  An eligible employee will become a Participant in the Plan by submitting a complete and signed Salary Deferral Election Form by the Effective Date, specifying the percentage of his or her 2009 base salary that the eligible employee elects to defer under the Plan.

4. Deferral Elections.   An eligible employee may elect to defer 10%, 15% or 20% of his or her base salary for 2009, which percentage will be subject to deferral as of January 3, 2009 until December 31, 2009. No changes may be made by the Participant to his or her deferral election with respect to the 2009 calendar year after the Effective Date. Notwithstanding the foregoing, the Company reserves the right, in its sole discretion, to review the Plan as of July 1, 2009 and, based on the Company's financial performance as of that date and the outlook for the remainder of the year, either terminate the Plan, or continue the Plan but allow Participants the ability to change their deferral elections under the Plan or withdraw from the Plan altogether. In the event the Company elects to terminates the Plan as of July 1, 2009, all deferred base salary amounts and the related Company bonus payments not previously distributed will be distributed by the end of July 2009.

5. Company Bonus Payments.  The Company will make bonus payments with respect to deferral elections made by Participants in accordance with the following: (i) with respect to a Participant who elects to defer 10% of his or her base salary for 2009, the Company will provide a bonus payment equal to 5% of the Participant's base salary; (ii) with respect to a Participant who elects to defer 15% of his or her base salary for 2009, the Company will provide a bonus payment equal to 10% of the Participant's base salary; and (iii) with respect to a Participant who elects to defer 20% of his or her base salary for 2009, the Company will provide a bonus payment equal to 20% of the Participant's base salary.

6. Distribution Dates.  If the Company meets its financial targets with respect to each quarter in the amounts set forth on Schedule A.1 attached hereto, the Company will distribute to each Participant the amount of any base salary that he or she deferred with respect to such quarter, together with the Company bonus payment related to such deferral (collectively the "payment amount"), which payment amount will be paid in the month following the end of the quarter. Regardless of the foregoing, in the event that making such distributions would reduce the Company's cash balance below the amount set forth on Schedule A.2, then only that portion of the payment amount, computed on a proportionate basis among all participants, that would result in the Company's cash balance not falling below the amount set forth on Schedule A.2, will be paid in the month following the end of the quarter, and the balance of the applicable base salary deferrals and the related Company bonus payments will continue to be deferred until the pay date with respect to the next quarter in which the financial target is met, subject to maintaining the Company cash balance in Schedule A.2.. If the financial target is not achieved in any given quarter, deferred base salary amounts, together with the related Company bonus payments, will be carried forward to the next quarter. In any event, all deferred base salary amounts and the related Company bonus payments will be distributed to Participants by no later than December 31, 2009.

7. Termination of Employment.  In the event a Participant's employment with the Company terminates, for any reason, on or prior to December 31, 2009, any salary deferred by the Participant under the Plan, together with any Company bonus payable with respect thereto, prorated to reflect the number of days the Participant was employed with the Company in 2009, will be repaid to the Participant on his or her final paycheck from the Company, and any severance amount to which the Participant otherwise may be entitled, if any, will be calculated without taking into account any deferrals made by the Participant hereunder. Any severance payable as a result of termination shall not be considered salary for purposes of computing the Company bonus.

8. Plan Administration.  In carrying out its duties with respect to the general administration of the Plan, the Company has the sole and exclusive right and discretionary authority to determine all questions relating to eligibility to participate in the Plan, to compute and certify the amount and kind of distributions payable to a Participant, to interpret the provisions of the Plan and to make and publish such rules for the administration of the Plan as are not inconsistent with the terms thereof, and to perform any other acts necessary and proper for the administration of the Plan. The determinations of the Company with respect to the administration of the Plan will be final.

9. Plan Not a Contract of Employment.  The adoption and maintenance of the Plan does not give any Participant the right to be retained in the employ of the Company, and the Company retains the right to discharge any Participant at any time without regard to the effect of such discharge upon his or her rights as a Participant in the Plan.

10. Deferred Amounts Not Compensation Until Paid.  The Participant understands and agrees that any salary deferred by the Participant under the Plan, together with any Company bonus payable with respect thereto, shall not be counted as compensation for payroll tax purposes and under the Company's benefits plans, including but not limited to the Company's 401(k) plan and pension plan, until such time as such amounts are paid to the Participant.

11. Indemnification by the Company.  In the event that the Company does not make full distributions to the Participants of their deferred base salary amounts and the related Company bonus payments by December 31, 2009 and, as a result, there are resulting adverse tax consequences to the Participants under Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), the Company will gross-up any payments due to the Participants as necessary to compensate the Participants for any taxes or penalties resulting under Section 409A.

12. Governing Law.  The laws of the State of New York govern the construction and operation of this Plan.

2009 Chyron Corporation Salary Deferral Plan

For Highly Compensated Employees

Salary Deferral Election Form

Pursuant and subject to the terms of the 2009 Chyron Corporation Salary Deferral Plan for Highly Compensated Employees (the "Plan"), I hereby elect to defer the following percentage of my 2009 base salary [check one]:

_____ 10%

_____ 15%

_____ 20%

I understand that if I fail to sign and return this Salary Deferral Election Form to the Company by December 19, 2008 (the "Effective Date"), I will not be a participant in the Plan and will not be eligible to defer any portion of my base salary for 2009 under the Plan or receive any related benefits under the Plan. I also understand that after the Effective Date, I cannot revise or revoke my election.

_____________________________

Signature

______________________________

Print Name

______________________________

Date

ACCEPTED:

CHYRON CORPORATION:

By:_____________________________

Its:_____________________________

______________________________

Date